[LETTERHEAD OF KCSA PUBLIC RELATIONS WORLDWIDE]


FOR:        MEDIS TECHNOLOGIES LTD.

CONTACT:    Robert K. Lifton
            (212) 935-8484

KCSA        Joseph A. Mansi
CONTACT:    (212) 682-6300, Ext. 205
            Jmansi@kcsa.com
            www.kcsa.com

                                                           FOR IMMEDIATE RELEASE

NEW YORK, May 17, 2000 - Medis Technologies Ltd. announced today with respect to its offer to exchange 1.37 of its shares for each share of Medis El Ltd. (NASDAQ: MDSLF) that tenders received to date, together with the 64% of Medis El it already owns, well exceeds the minimum of 80% ownership which was a condition of the completion of the exchange offer.

      Although the exchange offer is scheduled to expire on May 22, 2000, because of apparent brokerage and back office delays in distributing exchange offer documentation, Medis Technologies is extending the expiration date of the exchange offer to June 5, 2000 at 5pm NYC time to accommodate additional Medis El shareholders who may wish to tender their shares.

      Medis Technologies anticipates that its common stock will be listed on the NASDAQ Small Cap Market under the symbol MDTL upon the completion of the exchange offer.

      Medis El, founded in 1992, is an Israeli corporation seeking to operate as a greenhouse for the development of highly advanced, innovative, proprietary technology products which it intends to license, sell or joint venture with large international corporations. Its products, in varying stages of development, include the CellScan, fuel cell technology, toroidal engine and compressor, stirling cycle linear compressor, reciprocating electrical machine, direct current regulating device and water technologies.

      This release is available on the Medis El website at www.medisel.com.

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This report may contain forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This release and prior releases are available on the KCSA Public Relations website at www.kcsa.com.